Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of March 15, 2011, is made and entered into by and between Nautilus Global Partners, LLC, a Texas limited liability company (“Nautilus”) and Mid-Ocean Consulting Limited, a Bahamas company (“Mid-Ocean”) (collectively, referred to as the “Sellers”), and Victor Score Limited, a British Virgin Islands company (the “Purchaser”).

WHEREAS, Nautilus is the owner of 781,250 ordinary shares, par value $0.000128 per share (the “Ordinary Shares”) of Summit Growth Corporation, a corporation organized under the laws of the Cayman Islands (the “Company”);

WHEREAS, Mid-Ocean is the owner of 78,125 ordinary shares, par value $0.000128 per share (the “Ordinary Shares”) of Summit Growth Corporation, a corporation organized under the laws of the Cayman Islands (the “Company”);

WHEREAS, the Sellers desire to sell to the Purchaser and the Purchaser desires to purchase from the Sellers all 859,375 Ordinary Shares owned by the Sellers (the “859,375 Target Shares”);

WHEREAS, the 859,375 Target Shares constitute approximately 32.24% of the Company’s issued and outstanding Ordinary Shares;

WHEREAS, the Sellers and Purchaser have agreed that the Sellers will sell to the Purchaser the 859,375 Target Shares pursuant to an exemption from the registration requirements of Section 5 of the Securities Act;

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the Purchaser and the Sellers agree as follows:

1.           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Counsel” means Ellenoff Grossman & Schole LLP, counsel to the Company.

(b)           “FINRA” means the Financial Industry Regulatory Authority or its successor at any time.

(c)           “Purchase Price” means the aggregate sum of $US260,000.

(d)           “Resignations” means the letters of resignation of each of the Company’s officers and directors immediately prior to the Closing Date (as defined below) which shall be effective immediately after the Closing.

(e)           “Restricted Securities” shall have the meaning set forth in Rule 144(a)(3).

(f)           “Rule 144” means Rule 144 promulgated under the Securities Act, as amended.

(g)           “SEC” means the United States Securities and Exchange Commission.

(h)           “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations in effect from time to time thereunder.

2.           Purchase and Sale of 859,375 Target Shares; Closing.  The Purchaser and the Sellers agree as follows:

(a)           Purchase and Sale of the 859,375 Target Shares.  On the basis of the representations and warranties, and subject to the terms and conditions, set forth herein, (i) the Sellers agree to sell to the Purchaser the 859,375 Target Shares, and (ii) the Purchaser agrees to purchase from the Sellers the 859,375 Target Shares, in an unregistered transaction pursuant to an exemption from the registration requirements of the Securities Act.

(b)           Closing.  The closing (the “Closing”) of the purchase and sale of the 859,375 Target Shares shall take place on a date mutually agreed to by the Sellers and the Purchaser (the “Closing Date”) which date however, shall be no later than March 15, 2011.

(c)           Closing Deliveries.     At the Closing:

(i)           the Sellers shall deliver to the Purchaser (1) properly executed stock transfer documents duly executed by the Sellers and acceptable to Counsel transferring ownership of the 859,375 Target Shares from Sellers to Purchaser on the books and records of the Company (the “Transfer Documents”); and (2) the executed Resignations, effective immediate upon the completion of the Closing.

(ii)           the Purchaser shall deliver or cause to be delivered to the Sellers, the Purchase Price in immediately available funds by wire transfer to each Seller’s respective account.

3.           Conditions to the Purchaser’s Obligation.  The obligation of the Purchaser to purchase and pay for the 859,375 Target Shares is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)           the representations and warranties of the Sellers made in this Agreement shall be true and correct in all respects, as of the Closing Date; and

(b)           the Sellers shall have delivered to the Purchaser the Transfer Documents.

4.           Conditions to the Sellers’ Obligation.  The obligation of the Sellers to sell and deliver 859,375 Target Shares to the Purchaser is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all respects, as of the Closing Date;

(b)           the Purchaser shall have delivered to the Sellers the Purchase Price.

(c)           The Company and the Purchaser shall have agreed upon the form and substance of a Current Report on Form 8-K to be filed with the SEC to report the transactions completed pursuant to this Agreement (the “Form 8-K”).

5.           Representations and Warranties of Purchaser.  The Purchaser represents and warrants to the Sellers that:

(a)           This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally

(b)           The Sellers determination that the offer and sale of the 859,375 Target Shares meets a particular exemption from the Securities Act of 1933 is made in reliance in part on the information herein supplied in Sections 5(f) through 5(h) and 5(j) of this Agreement.

(c)           Purchaser confirms that it understands that the 859,375 Target Shares are uncertificated Restricted Securities and that the following legend (or similar language) shall be placed on any certificate or certificates representing the 859,375 Target Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(d)           The Purchaser represents and warrants that it is not an FINRA member firm.

(e)           Purchaser understands the Company is a “shell company” as defined in Rule 405 promulgated under the Securities Act and is an issuer described in Section (i)(1)(i) of Rule 144, and, accordingly, none of the 859,375 Target Shares may be sold by Purchaser until such time and the Company has satisfied all of the conditions of Rule 144(i), pursuant to an effective registration statement and/or other SEC rules and regulations.

(f)           Purchaser acknowledges that the Company shall place a stop transfer order on its transfer books against the 859,375 Target Shares. Such stop order will be removed, and further transfer of the 859,375 Target Shares will be permitted only upon the registration of such 859,375 Target Shares pursuant to an effective registration statement or at such time as the Company satisfies the requirements of Rule 144(i).

(g)           Purchaser is purchasing the 859,375 Target Shares for its own account, solely with its own funds, for investment purposes only, and not with a view towards distribution of the 859,375 Target Shares and, upon the Closing, Purchaser will be the sole beneficial owner of the 859,375 Target Shares.

(h)           Purchaser is sophisticated in financial matters and is an “Accredited Investor” as such term is defined under the Securities Act.

(i)           Purchaser understands that the Company’s Ordinary Shares are uncertificated and do not, and never have, traded on any exchange and/or other trading medium and no assurance can be given that they ever will trade.

(j)           Purchaser has completed to its full satisfaction all of its due diligence regarding the Company, its formation, its officers, directors and shareholders, has reviewed all of the Company’s filings with the SEC and has had access to such information as it has desired/requested with respect to the Company and the 859,375 Target Shares and has received satisfactory responses to all its questions posed to the Company by Company’s Management.

(k)           Purchaser acknowledges that other than pursuant to Section 6 hereof, the Sellers have not made and is not making any representations and/or warranties regarding the Company and/or the 859,375 Target Shares.

6.           Representations and Warranties and Covenants of the Sellers.  The Sellers represent and warrants to the Purchaser that:

(a)           This Agreement constitutes a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           The 859,375 Target Shares are owned beneficially and of record by the Sellers and Sellers have good and marketable title to the 859,375 Target Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable foreign or state securities laws), liens, claims, encumbrances, charges or restrictions.

(c)           The offer and sale of the 859,375 Target Shares has been made pursuant to an exemption from registration under the Securities Act

7.           Applicable Law.  This Agreement will be governed by and construed solely and exclusively under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.  Each of the parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted solely and exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waive any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  Each of the parties hereto further expressly agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and expressly agree that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SUBSCRIPTION AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

8.           Form 8-K.  Following the Closing, in accordance with the rules and regulations of the SEC, the Company shall file the Form 8-K.  Sellers hereby agree to direct the Company to file and the Purchaser hereby consents to the filing of the Form 8-K.

9.           Invalidity of Provisions.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

10.         Survival of Representations and Warranties.  The representations and warranties contained herein shall survive the Closing or any termination of this Agreement.

11.         Headings; Execution in Counterparts.  The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.  This Agreement may be executed in counterparts (including by means of facsimile), each of which shall be deemed to be an original and which together shall constitute but one and the same instrument.

12.         Notices.  All notices and other communications relating to this Agreement shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and when received if delivered otherwise, to the party to whom it is directed;

(a)           If to Nautilus, at the following address:

Nautilus Global Partners, LLC
700 Gemini, Suite 100
Houston, Texas 77058

(b)           If to Mid-Ocean, at the following address:

Mid-Ocean Consulting Limited
32 Governor’s Cay
Nassau, Bahamas

(c)           If to the Purchaser, to the Purchaser at the following address:

Victor Score Limited
c/o Dalian Tofa New Material Development Co., Limited
No.18-2-401, Gangjing Garden, Dandong Street
Zhongshan District, Dalian
Liaoning Province, PRC

13.         Integration.  The parties agree that this Agreement contains the entire understanding between the parties hereto relating to the subject matter hereof.

14.         Further Assurances.  Each of the parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this Agreement.

IN WITNESS WHEREOF, the Purchaser and the Sellers have executed this Agreement as of the date first above written.

SELLERS:

NAUTILUS GLOBAL PARTNERS LLC

By:	/s/ Joseph Rozelle
Name: Joseph Rozelle
Title: President

MID-OCEAN CONSULTING LIMITED

By:	/s/ David Richardson
Name: David Richardson
Title: President & Chief Executive Officer

PURCHASER:

VICTOR SCORE LIMITED

By:	/s/ Chuan-Tao Zheng
Name: Chuan-tao Zheng
Title: President & Chief Executive Officer